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                                              Exhibit 11.1


                            EARNINGS PER SHARE
                            PRIMARY COMPUTATION
            ($ in millions except share and per share amounts)


                        Nine months ended March 31 1994        1993

Basis for computation of earnings per
 common and common equivalent shares:
  Earnings from continuing operations            $114.9       $86.1
  Deduct dividends on 4% preferred stock            (.3)        (.3)
                                                --------    --------
  Earnings from continuing operations
   available to common shareholders               114.6        85.8
  Discontinued operations                          (2.1)       (2.9)
  Cumulative effects of accounting changes                    (80.6)
                                                --------    --------
  Net earnings available to common shareholders  $112.5        $2.3
                                                ========    ========


Number of shares:
 Weighted average shares outstanding         76,750,855  76,219,714
 Shares issuable upon exercise of stock options,
  net of shares assumed to be repurchased       863,974   1,165,416
                                             ----------  ----------
                                             77,614,829  77,385,130
                                             ==========  ==========

Earnings (loss) per common share:
 Continuing operations                            $1.48       $1.11
 Discontinued operations                           (.03)      (.04)
 Accounting charges                                          (1.04)
                                                  ------     ------
Net earnings                                      $1.45       $.03
                                                  ======     ======
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